Exhibit 99.1

FOR IMMEDIATE RELEASE—December 14, 2007	News Release

MOBILE SERVICES GROUP, INC. AND MOBILE STORAGE GROUP, INC.
ANNOUNCE EXPIRATION AND FINAL RESULTS OF EXCHANGE OFFER
FOR THEIR 9 3/4% SENIOR NOTES

     Glendale, California–December 14, 2007 – Mobile Services Group, Inc. and its wholly-owned subsidiary, Mobile Storage Group, Inc. (collectively the “Issuers”), announced today the expiration and final results of their offer to exchange an aggregate principal amount of up to $200 million of their 9 3/4% Senior Notes due 2014 (“New Notes”), which have been registered under the Securities Act of 1933, as amended, for an equal aggregate principal amount of their outstanding 9 3/4% Senior Notes due 2014 (the “Old Notes”). The exchange offer, which commenced on November 13, 2007, expired at 5:00 p.m., New York City time, on December 14, 2007 (the “Expiration Date”).

     The Issuers have been advised that, on or before the Expiration Date, tenders had been validly received and not validly withdrawn with respect to approximately $200 million aggregate principal amount, or 100%, of the Old Notes. The Issuers have accepted all validly tendered Old Notes and, in exchange, will issue a like principal amount of New Notes.

     This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of any securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. This announcement is also not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consents with respect to any securities. The Offer was made solely pursuant to the Prospectus dated November 13, 2007.

     Certain statements in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “will” or “intend” and similar expressions. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance, achievements or transactions of the Issuers or industry results to be materially different from any future results, performance, achievements or transactions expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors relate to, among others, unanticipated operating costs and effects of general and local economic and real estate conditions. Additional information or factors which could impact the Issuers’ forward-looking statements contained herein are included in the Issuers’ filings with the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this communication. The Issuers assume no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

About the Issuers

     Mobile Services Group, Inc. is the parent company of Mobile Storage Group, Inc.. Mobile Storage Group, Inc. is a leading international provider of portable storage products with a lease fleet of over 117,000 units and 86 branch locations throughout the U.S. and U.K. We focus on leasing portable storage containers, storage trailers and mobile offices, and, to complement our core leasing business, we also sell portable storage products. To obtain additional information, please visit our web site at www.mobilestorage.com.

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Company Contact:
Allan Villegas
Chief Financial Officer
Phone: (818) 253-3200